Exhibit 5.1

[INDEGLIA & CARNEY LETTERHEAD]

January 29, 2015

XFit Brands, Inc.

18 Goodyear, Suite 125

Irvine, CA 92618

Re: XFit Brands, Inc./Registration Statement on Form S-1

To Whom It May Concern:

As counsel for XFit Brands, Inc., a Nevada corporation, (the “Company”), we have examined and are familiar with the Registration Statement on Form S-1, as amended (File No. 333-200619) (the “Registration Statement”), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to be distributed in the form of a liquidating distribution (the “Distribution”) by TD Legacy, LLC (“TD Legacy”) to its members in accordance with and as more fully set forth in the prospectus forming part of the Registration Statement.

In connection with rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to us as being copies of originals, of (i) the Articles of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) records of proceedings of the boards of directors of the Company and TD Legacy; and (iv) such other documents, records and certificates of public officials as we deemed necessary or appropriate for the purpose of rendering this opinion. In rendering this opinion, we have relied, to the extent we deem such reliance appropriate, on certificates of officers of the Company and TD Legacy as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

On the basis of such examination and review, we advise you that, in our opinion, the Shares to be distributed in accordance with the terms of the Distribution as described in the prospectus forming part of the Registration Statement are duly authorized, fully paid, validly issued and non-assessable. We wish to advise you that we will receive 1,999 Shares in the Distribution.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the existing Nevada Revised Statutes and reported judicial decisions relating thereto. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

INDEGLIA & CARNEY LLP

/s/ Indeglia & Carney LLP